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                       DELAWARE GROUP DELAWARE FUND, INC.
                         SHAREHOLDERS SERVICES AGREEMENT


         THIS AGREEMENT, made as of this 29th day of June, 1988 by and between DELAWARE GROUP DELAWARE FUND, INC. ("Fund"), a Maryland Corporation, and DELEWARE SERVICE COMPANY, INC. ("DSC"), a Delaware Corporation, each having its principal office and place of business at Ten Penn Center Plaza, Philadelphia, Pennsylvania 19103.

                              W I T N E S S E T H:

         WHEREAS, the Investment Management Agreement between Fund and Delaware Management Company, Inc. provides that Fund shall conduct its own business and affairs and shall bear the expenses and salaries necessary and incidental thereto including, but not in limitation of the foregoing, the costs incurred in: the maintenance of its corporate existence; the maintenance of its own books, records and procedures; dealing with its own shareholders; the payment of dividends; transfer of stock, including issuance and redemption of shares; reports and notices to shareholders; calling and holding of shareholder meetings; miscellaneous office expenses; brokerage commissions; legal and accounting fees; taxes; and federal and state registration fees; and

         WHEREAS, the predecessor to DSC previously served as the Shareholder Services Agent for the Fund and the Fund has designated DSC to act as Shareholder Services Agent for Fund as of the date of this Agreement; and

         WHEREAS, Fund and DSC desire to have a written agreement concerning the performance of the foregoing services and providing compensation therefor;

         NOW, THEREFORE, in consideration of the mutual covenants hereinafter set forth, and intending legally to be bound, it is agreed:


                             I. APPOINTMENT AS AGENT

         Section 1.1 Fund hereby appoints DSC its Shareholder Services Agent to provide as agent for the Fund services as Transfer Agent, Dividend Disbursing Agent and Shareholder Servicing Agent and DSC hereby accepts such appointment and agrees to provide Fund, as its agent, the services described herein.




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         Section 1.2 Fund shall pay DSC and DSC shall accept, for the services provided hereunder, the compensation provided for in Section VIII hereof. Fund also shall reimburse DSC for expenses incurred or advanced by it for the Fund in connection with its services hereunder.


                                    II. DOCUMENTATION

         Section 2.1 Fund represents that it has provided or made available to DSC (or has given DSC an opportunity to examine) copies of, and, DSC represents that it has received from Fund (or is otherwise familiar with), the following documents:

                                    A. The Articles of Incorporation or other
document evidencing Fund's form of organization and any current amendments thereto.

                                    B. The By-Laws of Fund;

                                    C. Any resolution or other action of Fund or
the Board of Directors of Fund establishing or affecting the rights, privileges or other status of any class or series of shares of Fund, or altering or abolishing any such class or series;

                                    D. A certified copy of a resolution of the
Board of Directors of Fund appointing DSC as Shareholder Services Agent and authorizing the execution of this Agreement;

                                    E. The form of share certificates of Fund in
the form approved by the Board of Directors of Fund;

                                    F. A copy of Fund's currently effective
prospectus and Statement of Additional Information under the Securities act of 1933;

                                    G. Copies of all account application forms
and other documents relating to shareholder accounts in Fund.

                                    H. Copies of documents relating to Plans of
Fund for the purchase, sale or repurchase of its shares, including periodic payment or withdrawal plans, reinvestment plans or retirement plans;



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                                    I. Any opinion of counsel to Fund relating
to the authorization and validity of the shares of Fund issued or proposed to be issued under the law of the State of Fund's organization, including the status thereof under any applicable securities laws;

                                    J. A certified copy of any resolution of the
Board of Directors of Fund authorizing any person to give instructions to DSC under this Agreement, (with a specimen signature of such person if not already provided), setting forth the scope of such authority; and

                                    K. Any amendment, revocation or other
document altering, adding, qualifying or repealing any document or authority called for under this Section 2.1.

         Section 2.2 Fund and DSC may consult as to forms or documents that may be required in performing services hereunder.

         Section 2.3 Fund shall provide or make available to DSC a certified copy of any resolution of the shareholders or the Board of Directors of Fund providing for a dividend, capital gains distribution, distribution of capital, stock dividend, stock split or other similar action affecting the authorization or issuance of shares of Fund or the payment of dividends.

         Section 2.4 In the case of any recapitalization or other capital adjustment requiring a change in the form of stock or share certificate or the books recording the same, Fund shall deliver or make available to DSC:

                                    A. A certified copy of any document
authorizing or effecting such change;

                                    B. Written instructions from an authorized
officer implementing such change; and

                                    C. An opinion of counsel to Fund as to the
validity of such action, if requested by DSC.

         Section 2.5 Fund warrants the following:

                                    A. Fund is, or will be, a properly
registered investment company under the Investment Company Act of 1940 and any and all shares which it issues will be properly registered and lawfully issued under applicable federal and state laws.



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                                    B. The provisions of this contract do not
violate the terms of any instrument by which the Fund is bound; nor do they violate any law or regulation of any body having jurisdiction over the Fund or its property.

         Section 2.6 DSC warrants the following:

                                    A. DSC is and will be properly registered as
a transfer agent under the Securities Exchange Act of 1934 and is duly authorized to serve, and may lawfully serve as such.

                                    B. The provisions of this contract do not
violate the terms of any instrument by which the Fund is bound; nor do they violate any law or regulation of any body having jurisdiction over DSC or its property.


                             III. SHARE CERTIFICATES

         Section 3.1 Fund shall furnish or authorize DSC to obtain, at Fund's expense, a sufficient supply of blank stock certificates, and from time to time will replenish such supply upon the request of DSC. Fund agrees to indemnify and exonerate, save and hold DSC harmless, from and against any and all claims or demands that may be asserted against DSC concerning the genuineness of any stock certificate supplied to DSC pursuant to this section.

         Section 3.2 DSC shall safeguard, and shall account to Fund, upon its demand for, all such share certificates: (A) as issued, showing to whom issued, or (B) as unissued, establishing the safekeeping, cancellation or destruction thereof.

         Section 3.3 Fund shall promptly inform DSC in writing of any change in the officers authorized to sign share certificates or in the form thereof. If an officer whose manual or fascimile signature is affixed to any blank share certificate shall die, resign or be removed prior to the issuance of such certificate, DSC may nevertheless issue such certificate notwithstanding such death, resignation or removal, and the Fund shall with respect thereto, promptly provide to DSC any approval, adoption or ratification as may be required by DSC.




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                               IV. TRANSFER AGENT

         Section 4.1 As Transfer Agent, DSC shall issue, redeem and transfer Fund shares, and, in connection therewith but not in limitation thereof, it shall:

                                    A. Upon receipt of authority to issue
shares, determine the total shares to be issued and issue such shares by crediting shares to accounts created and maintained in the registration forms provided; as applicable, prepare, issue and deliver stock certificates.

                                    B. Upon proper transfer authorization,
transfer shares by debiting transferor-shareholder accounts and crediting such shares to accounts created and/or maintained for transferee-shareholders; if applicable, issue and/or cancel stock certificates.

                                    C. Upon proper redemption authorization,
determine the total shares to be redeemed and redeemed; determine the total redemption payments to be made and made; redeem shares by debting shareholder accounts; as applicable receive and cancel stock certificates for shares redeemed; and remit or cause to be remitted the redemption proceeds to shareholders.

                                    D. Create and maintain accounts; reconcile
and control cash due and paid, shares issued and to be issued, cash to be remitted and remitted and shares debted and credited to accounts; provide such notices, instructions or authorizations as Fund may require.

         Section 4.2 DSC shall not be required to issue, transfer or redeem Fund shares upon receipt of it from Fund, or from any federal or state regulatory agency or authority, written notice that the issuance, transfer or redemption of Fund shares has been suspended or discontinued.


                            V. DIVIDEND DISBURSING AGENT

         Section 5.1 As Dividend Disbursing Agent, DSC shall disburse and cause to be disbursed to Fund shareholders Fund dividends, capital gains distributions or any payments from other sources as directed by Fund. In connection therewith, but not in limitation thereof, DSC shall:



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                                    A. Calculate the total disbursement due and
payable and the disbursement to each shareholder as to shares owned, in accordance with Fund's authorization.

                                    B. Calculate the total disbursements for
each shareholder, as aforesaid, to be disbursed in cash; prepare and mail check therefor.

                                    C. Calculate the total disbursement for each
shareholder, as aforesaid, for which Fund shares are to be issued, and authorized and instruct the issuance of Fund shares therefor in accordance with
Section IV hereof.

                                    D. Prepare and mail or deliver such forms
and notices pertaining to disbursements as required by the federal or state authority.

                                    E. Create and maintain records, reconcile
and control disbursements to be made and made, both as to cash and shares, as aforesaid; provide such notices, instruction or authorization as Fund may require.

         Section 5.2 DSC shall not be required to make any disbursement upon the receipt from Fund, or from any federal or state agency or authority, written notice that such disbursement shall not be made.


                           VI. SHAREHOLDER SERVICING AGENT

         Section 6.1 As Shareholder Servicing Agent, DSC shall provide those services ancillary to but in implementation of the services provided under Sections I through V hereof, and those generally defined and accepted as Shareholder Services. In connection therewith, but not in limitation thereof, DSC shall:

                                    A. Except where instructed in writing by the
Fund not to do so, and where in compliance with applicable law, accept orders on behalf of the Fund; receive and process investments and applications; remit to Fund or its custodian payments for shares acquired and to be issued; and direct the issuance of shares in accordance with Section IV hereof.

                                    B. Receive, record and respond to
communications of shareholders and their agents.



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                                    C. As instructed by Fund, prepare and mail
shareholder account information, mail Fund shareholder reports and Fund prospectuses.

                                    D. Prepare and mail Fund proxies and
material for Fund shareholder meetings, receive and process proxies from shareholders, and deliver such proxies as directed by Fund.

                                    E. Administer investment plans offered by
Fund to investors and Fund shareholders, including Retirement Plans, including activities not otherwise provided in Section I through V of this Agreement.


                             VII.  PERFORMANCE OF DUTIES

         Section 7.1 The parties hereto intend that Fund shareholders and their shareholdings shall be confidential, and any information relating thereto shall be released by DSC only to those persons or authorities who DSC has reason to believe are authorized to receive such information; or, as instructed by Fund.

         Section 7.2 DSC may, in performing this Agreement, require Fund or Fund's distributor to provide it with an adequate number of copies of prospectuses, reports or other documents required to be furnished to investors or shareholders.

         Section 7.3 DSC may request or receive instructions from Fund and may at Fund's expense, consult with counsel for the Fund or its own counsel, with respect to any matter arising in connection with the performance of its duties hereunder, and shall not be liable for any action taken or omitted by it in good faith in accordance with such instructions or opinions of counsel.

         Section 7.4 DSC shall maintain reasonable insurance coverage for errors and omissions and reasonable bond coverage for fraud.

         Section 7.5 Upon notice thereof to Fund DSC may employ others to provide services to DSC in its performance of this Agreement.



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         Section 7.6 Personnel and facilities of DSC used to perform services hereunder may be used to perform similar services to other Funds of the Delaware Group and to others, and, may be used to perform other services for Fund, the other Funds of the Delaware Group and others.

         Section 7.7 DSC shall provide its services as transfer agent hereunder in accordance with Section 17 of the Securities Exchange Act of 1934, and the rules and regulations thereunder. Further, the parties intend that the processes, procedures, safeguards and controls employed should be those generally applied and accepted for the type services provided hereunder by other institutions providing the same or similar services, and, those which should provide efficient, safe and economical services so as to promote promptness and accuracy and to maintain the integrity of Fund's records.

         Section 7.8 Fund and DSC may, from time to time, set forth in writing Guidelines For Selective Procedures to be applicable to the services hereunder.


                               VIII. COMPENSATION

         Section 8.1 Fund and DSC acknowledge that because DSC has common ownership and close management ties with Fund's investment advisor and Fund's distributor and serves the other Funds of the Delaware Group, DSC having been originally established to provide the services hereunder for Fund and the other Funds of the Delaware Group, advantages and benefits to Fund in the employment of DSC hereunder can be available which may not generally be available to it from others providing similar services.

         Section 8.2 Fund and DSC further acknowledge that the compensation by Fund to DSC is intended to induce DSC to provide services under this agreement of a nature and quality which the Board of Directors of Fund, including a majority who are not parties to this agreement or interested person of the parties hereto, has determined after due consideration to be necessary for the conduct of the business of the Fund in the best interests of Fund and its shareholders.

         Section 8.3 Compensation by Fund to DSC hereunder shall be determined in accordance with Schedule A hereto as it shall be amended from time to time as provided for herein and which is incorporated herein as a part hereof.



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         Section 8.4 Compensation as provided in Schedule A shall be reviewed and approved in the manner set forth in Section 10.1 hereof by the Board of Directors of Fund at least annually and may be reviewed and approved more frequently at the request of either party. The Board may request and DSC shall provide such information as the Board may reasonably require to evaluate the basis of and approve the compensation.


                              IX. STANDARD OF CARE

         Section 9.1 Fund acknowledges that DSC shall not be liable for, and in the absence of willful misfeasance, bad faith, gross negligence or reckless disregard of the performance of its duties under this contract, agrees to indemnify DSC against, any claim, or deficiency arising from the performance of DSC's duties hereunder, including DSC's costs, counsel fees and expenses incurred in investigating or defending any such claim or any administrative or other proceeding, and acknowledges that any risk of loss or damage arising from the conduct of the Fund's affairs in accordance herewith or in accordance with Guidelines or instructions given hereunder, shall be borne by Fund.


                              X. CONTRACTUAL STATUS

         Section 10.1 This Agreement shall be executed and become effective on the date first written above if approved by a vote of the Board of Directors, including an affirmative vote of a majority of the non-interested members of the Board, cast in person at a meeting called for the purpose of voting on such approval. It shall continue in effect for an indeterminate period, and is subject to termination on sixty (60) days notice by either party unless earlier terminated or amended by agreement among the parties. Compensation under this Agreement shall require approval by a majority vote of the Board of Directors of Fund, including an affirmative vote of the majority of the non-interested members of the Board cast in person at a meeting called for the purpose of voting such approval.

         Section 10.2 This Agreement may not be assigned without the approval of Fund.



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         Section 10.3 This Agreement shall be governed by the laws of the
Commonwealth of Pennsylvania.



                                              DELAWARE SERVICE COMPANY, INC.



                                              /s/ Joseph J. Daniero
                                              ----------------------------
                                              Joseph J. Daniero



ATTEST: /s/ George M. Chamberlain
        ---------------------------
            George M. Chamberlain



                                              DELAWARE GROUP DELAWARE FUND, INC.



                                              /s/ Wayne A. Stork
                                              -----------------------------
                                              Wayne A. Stork



ATTEST: /s/ Stephen C. Beach
        ---------------------------
            Stephen C. Beach



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                                   SCHEDULE A
                                  COMPENSATION


1. DSC will determine and report to the Fund, at least annually, the compensation for services to be provided to the Fund for DSC's forthcoming fiscal year or period.

2. In determining such compensation, DSC will fix and report a fee to be charged per account and/or per transaction, as may be applicable, for services provided. DSC will bill, and the Fund will pay, such compensation monthly.

3. For the period commencing October 1, 1984, the charge will be at the annual rate of $9.50 per account.





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                                   SCHEDULE A
                                  COMPENSATION


1. DSC will determine and report to the Fund, at least annually, the compensation for services to be Provided to the Fund for DSC's forthcoming fiscal year or period.

2. In determining such compensation, DSC will fix and report a fee to be charged per account and/or per transaction, as may be applicable, for services provided. DSC will bill, and the Fund will pay, such compensation monthly.

3. The fee will consist of an annual per account charge coupled with a series of transaction charges. These are as follows:


         A.       ANNUAL CHARGE

                  Daily Dividend Funds                        $9.00 per annum

                  Other Funds                                 $4.20 per annum


         B.       TRANSACTION CHARGE

                           TRANSACTION                        CHARGE
                           -----------                        ------

                  1.       Dividend Payment                   $ 0.35

                  2.       New Account                          5.75

                  3.       Purchase:
                           a.       Wire                        6.00
                           b.       Money Market Automated      1.50
                           c.       Other                       2.25

                  4.       Transfer                             2.25

                  5.       Certificate Issuance                 2.00

                  6.       Liquidation:
                           a.       Wire                       12.25
                           b.       Draft                        .50
                           c.       Money Market Regular        2.50
                           d.       Daily Dividend Regular      6.00

                  7.       Exchanges                            7.00